EXHIBIT 99.1

Harsco Reports Record Diluted EPS of $0.99 for the 2005 Second Quarter, Up 32%; Company Raises 2005 Earnings Guidance

 -- Second quarter diluted EPS from continuing operations up
    32 percent to a record $0.99; sales up 13 percent to a record
    $696 million
 -- Improvement led by a 48 percent increase in operating income from the Company's Access Services Segment
 -- Company raises its full year 2005 guidance for diluted EPS from continuing operations to $3.17 - $3.27, from previous
    $3.10 - $3.15

HARRISBURG, Pa., July 26, 2005 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported record second quarter diluted earnings per share (EPS) from continuing operations of $0.99 for the second quarter of 2005, an increase of 32 percent from $0.75 in the second quarter of 2004. Income from continuing operations, also a record, was up 35 percent to $41.8 million from $31.0 million last year. Overall operating margins improved by approximately 140 basis points to 10.7 percent, up from 9.3 percent in last year's comparable quarter. Second quarter sales were up 13 percent to a record $696 million, compared with $618 million in the same period last year. Positive foreign currency translation contributed approximately $14 million to this year's second quarter sales and $1.3 million to pre-tax income.

For the first six months of 2005, sales, income from continuing operations, and diluted earnings per share were all records. Income from continuing operations was $64.9 million, or $1.54 per diluted share, compared with income from continuing operations of $47.8 million, or $1.15 per diluted share in the first six months of 2004, an increase in income and diluted EPS of 36 percent and 34 percent, respectively. Sales for the first six months of 2005 were $1.34 billion, an increase of 14 percent from sales of $1.17 billion in the same period a year ago. Positive foreign currency translation contributed approximately $30 million to this year's first six month sales and $2.5 million to pre-tax income.

Commenting on the Company's performance, Harsco Chairman, President and Chief Executive Officer Derek C. Hathaway said, "We are very pleased with our strong second quarter and first half 2005 performance. Particularly encouraging is the balance of our three key growth platforms, Mill Services, Access Services and Engineered Products and Services, with all three reporting double-digit growth in sales and operating income. The Gas Technologies Segment performed below last year's results.

"As we enter the second half of 2005, we anticipate the continuation of our overall growth, and have raised our full-year EPS guidance accordingly. Harsco's business and geographic diversity serve our growth strategies well. Additionally, our strong cash flows will allow us to take advantage of the many opportunities we see ahead for market share growth."

Second Quarter Business Review

Mill Services

Sales in the second quarter 2005 increased 12 percent to $271 million from $242 million in last year's second quarter. Growth was responsible for $19 million of the increase, or 8 percent, and positive foreign currency translation contributed approximately $10 million, or 4 percent. Operating income for the quarter rose 34 percent to $33.4 million, up from $24.8 million in the second quarter of last year. Included in income was $2.8 million in net pre-tax income, or approximately $0.05 per share, due to a gain on the disposal of assets related to exiting an underperforming contract, partially offset by reorganization costs. Operating margins rose 200 basis points to 12.3 percent in the second quarter, compared with 10.3 percent in the comparable quarter last year. Even without the $2.8 million pre-tax income, operating income for this segment would have been up some 23 percent to $30.6 million in the second quarter, with an operating margin of approximately 11.3 percent. Positive foreign currency translation increased operating income by approximately $0.7 million in the quarter. The quarter's improved results benefited from new contract signings as well as margin improvements from the Company's Six-Sigma and Economic Value Added (EVA(R)) initiatives.

The overall outlook for the Mill Services segment in the second half of 2005 remains positive. The third quarter will likely see some further moderating of production levels by some customers. By the fourth quarter, the Company expects to begin to see a return to overall growth in steel production in its markets served, as well as the continued contribution from additional contract signings.

Industry sources have indicated that global steel production for the first six months of 2005 increased by 7.6 percent compared with the first six months of last year. Excluding China, steel production was essentially flat year-over-year. To maintain existing pricing levels, a much more disciplined steel industry has been modifying production levels to bring inventories in-line with current demand. Steel inventories are expected to normalize toward the end of the year.

Access Services

Second quarter sales both internationally and in North America increased approximately 13 percent to $207 million from $183 million last year. Organic sales growth contributed $20 million, or approximately 11 percent, while positive foreign currency translation increased sales by approximately $4 million, or approximately 2 percent. Operating income grew a strong 48 percent in the quarter to $21.3 million, from $14.3 million last year. Positive foreign currency translation increased operating income by approximately $0.8 million while pension expense was reduced by approximately $1.0 million compared with last year. International operations posted a 61 percent increase in operating income, while results from North America showed an approximately 18 percent improvement. In last year's second quarter, operating income for North America included $1.3 million in pre-tax income from the termination of a post-retirement benefit. Operating margins in the second quarter this year benefited from higher rental equipment utilization and better market conditions and pricing, particularly in the U.S., improving 250 basis points to 10.3 percent from 7.8 percent in the second quarter of last year.

Nonresidential construction activity at the Company's international operations, particularly in the Middle East, remains strong, and is gaining momentum in the U.S. as well. Equipment-on-the-job for the Company's U.S. operations reached an all-time high for both the second quarter and first half of 2005, and rental rates were up some 5.8 percent over the first half of 2004. The second half outlook for Access Services remains positive.

Engineered Products and Services ("All Other")

Sales in the second quarter increased 17 percent to $128 million from $109 million last year. Operating income increased to $18.3 million from $13.2 million in the second quarter of last year, up approximately 39 percent. Operating margins improved to 14.3 percent, up 220 basis points from 12.1 percent last year. The effect of foreign currency translation on sales and income was not material for this group.

All five of the operating units in this business group posted increased sales and operating income in the second quarter of 2005 compared with the second quarter of 2004. In addition, four of the five units registered higher quarter-over-quarter operating margins. Performance of this group included improved results from Harsco Track Technologies, which continues to see strong sales and contracting activity; Air-X-Changers, where improving market conditions have resulted in increased volumes and backlogs; Reed Minerals, which continues to experience strong end-market growth; and Patterson-Kelley, where positive market acceptance of a new product and a better sales mix are both contributing to improved performance. IKG's sales and income were slightly ahead of last year's strong 2004 second quarter results.

The outlook continues to be positive for the Engineered Products and Services group. Overall product backlogs remain high and the Company is confident that its Harsco Track Technologies unit will be successful in obtaining new services contracts that should benefit its results in 2006 and beyond.

Gas Technologies

Sales in the second quarter were up 9 percent to $90 million compared with $83 million last year. Operating income of $3.6 million was down 31 percent from last year's $5.3 million. Operating margins declined to 4.0 percent from 6.3 percent in last year's comparable period. The effect of foreign currency translation was not material.

Three of this segment's five product lines posted higher sales and income in the quarter, including cylinders, composites and cryogenics. However, this positive performance was offset by below prior year performance from the valve and propane tank product lines. As expected, propane tank sales in the second quarter of 2005 continued to be impacted by the accelerated purchases made by customers during the first and second quarters last year in anticipation of rising steel costs and price increases. Valve products continue to be negatively impacted by pricing pressures and higher operating costs.

The Gas Technologies segment represented less than 5 percent of the Company's first half operating income. For the second half, this segment's performance is expected to improve due to the traditional seasonality of the propane business and continuing good performance in the cryogenics and cylinder businesses. Substantial initiatives are underway to lower costs and improve margins for the valve product line, as well as to improve results within this segment's other product lines. Benefits from these initiatives, as well as substantially lower cost of sales expense, are expected in the third and fourth quarters of 2005.

General Corporate

The effective income tax rate from continuing operations for the second quarter of 2005 was 31.9 percent, compared with 31.0 percent in the second quarter of last year. The increased tax rate for the second quarter of 2005 is primarily the result of the expiration of several foreign tax holidays. The tax rate for 2005 is expected to approximate 33 percent.

Second quarter general Corporate expense increased by $2.1 million over the comparable period last year, due principally to costs associated with growth initiatives.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities in the second quarter was $86 million, up 34 percent from $65 million in last year's second quarter. Net cash used by investing activities was $71 million, an approximately 27 percent increase over $56 million last year. The increased use of cash reflects the Company's higher investment in organic growth initiatives, which represented just over 50 percent of year-to-date total capital expenditures. Net cash provided by operating activities for the first half of 2005 was a record $134 million, compared with $97 million in 2004, an increase of 38 percent.

Total debt increased slightly in the quarter to $625 million, from $623 million at the end of the first quarter. Despite this, the Company's debt-to-capital ratio of 40.3 percent at the end of the second quarter declined by approximately 30 basis points from the first quarter and previous year-end.

Meaningful improvement was again achieved in the second quarter in Economic Value Added (EVA(R)). For the first half of 2005, EVA has improved in eight of the Company's nine business units.

Outlook

With the improved results for the second quarter and first half of the year, the Company is increasing its full year guidance for earnings from continuing operations to a range of $3.17 to $3.27 per diluted share, from the previous range of $3.10 to $3.15 per diluted share. This is an increase of 16 to 20 percent over the $2.73 per diluted share in 2004.

The Company expects continued second half year-over-year growth from its Access Services and Engineered Products and Services groups and improved performance from its Gas Technologies segment, as well as other growth initiatives, to more than offset the potential effects from a strengthening dollar and higher fuel costs on a year-over-year basis. The Company expects third quarter 2005 results from the Mill Services Segment to approximate the third quarter of 2004, with fourth quarter performance showing an improvement over last year's comparable period.

For the third quarter of 2005, the Company is forecasting earnings from continuing operations in the range of $0.83 to $0.87 per diluted share, compared with $0.74 in the third quarter of 2004, a 12 to 18 percent improvement.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 6927645.

About Harsco

Harsco Corporation is a diversified, global industrial services and engineered products company. Harsco's market-leading businesses provide mill services, access services, engineered products and services, and gas containment and control technologies to customers worldwide. The company employs 18,500 people in more than 40 countries of operation. Additional information about Harsco can be found at www.harsco.com.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
 (In thousands, except per share amounts)

                           Three Months Ended       Six Months Ended
                                 June 30                June 30
                             2005       2004        2005        2004
 ---------------------------------------------------------------------
 Revenues from continuing
  operations:
   Service sales          $ 498,787  $ 440,700  $  968,360  $  846,607
   Product sales            197,360    176,877     367,848     327,243
 ---------------------------------------------------------------------
    Total revenues          696,147    617,577   1,336,208   1,173,850
 =====================================================================
 Costs and expenses from
  continuing operations:
   Cost of services sold    367,401    326,594     719,806     631,386
   Cost of products sold    158,914    141,284     300,156     265,480
   Selling, general and
    administrative
    expenses                 95,212     89,455     192,248     177,459
   Research and
    development expenses        711        676       1,370       1,381
   Other (income) expenses     (593)     1,953         849       3,573
 ---------------------------------------------------------------------
    Total costs and
     expenses               621,645    559,962   1,214,429   1,079,279
 =====================================================================
   Operating income from
    continuing operations    74,502     57,615     121,779      94,571

 Equity in income of
  unconsolidated entities,
  net                            42         74         120         172
 Interest income                567        488       1,145       1,201
 Interest expense           (10,419)   (10,038)    (20,862)    (20,320)
 ---------------------------------------------------------------------
   Income from continuing
    operations before
    income taxes and
    minority interest        64,692     48,139     102,182      75,624

 Income tax expense         (20,647)   (14,942)    (32,757)    (23,469)
 ---------------------------------------------------------------------
   Income from continuing
    operations before
    minority interest        44,045     33,197      69,425      52,155

 Minority interest in
  net income                 (2,232)    (2,217)     (4,560)     (4,318)
 ---------------------------------------------------------------------
 Income from continuing
  operations                 41,813     30,980      64,865      47,837
 ---------------------------------------------------------------------
 Discontinued operations:
  Loss from operations of
   discontinued business       (316)      (426)       (341)       (416)
  Gain/(loss) on disposal
   of discontinued business     204         59         195         (88)
  Income/(loss) related to
   discontinued defense
   business                      (6)        --          32         224
  Income tax benefit             44        132          43         112
 ---------------------------------------------------------------------
 Loss from discontinued
  operations                    (74)      (235)        (71)       (168)
 ---------------------------------------------------------------------
  Net Income              $  41,739  $  30,745  $   64,794  $   47,669
 =====================================================================
 Average shares of common
  stock outstanding          41,612     41,080      41,558      41,009

 Basic earnings per
  common share:
   Continuing operations  $    1.00  $    0.75  $     1.56  $     1.17
   Discontinued operations       --      (0.01)         --          --
 Basic earnings per
  common share            $    1.00  $  0.75(a) $     1.56  $   1.16(a)
 =====================================================================
 Diluted average shares of
  common stock outstanding   42,046     41,525      42,012      41,493

 Diluted earnings per
  common share:
   Continuing operations  $    0.99  $    0.75  $     1.54  $     1.15
   Discontinued operations       --      (0.01)         --          --
 ---------------------------------------------------------------------
 Diluted earnings per
  common share            $    0.99  $    0.74  $     1.54  $     1.15
 =====================================================================

 (a) Does not total due to rounding

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                              June 30      December 31
 (In thousands)                                2005            2004
 ---------------------------------------------------------------------
 ASSETS
 Current assets:
  Cash and cash equivalents                 $    99,551    $    94,093
  Accounts receivable, net                      534,039        555,191
  Inventories                                   262,922        217,026
  Other current assets                           59,098         58,614
 ---------------------------------------------------------------------
   Total current assets                         955,610        924,924
 ---------------------------------------------------------------------
 Property, plant and equipment, net             925,340        932,298
 Goodwill, net                                  412,652        433,125
 Other assets                                   100,372         98,477
 Assets held for sale                             1,784            932
 ---------------------------------------------------------------------
   Total assets                             $ 2,395,758    $ 2,389,756
 =====================================================================

 LIABILITIES
 Current liabilities:
  Short-term borrowings                     $    63,104    $    16,145
  Current maturities of long-term debt            6,069         14,917
  Accounts payable                              213,024        220,322
  Accrued compensation                           53,272         63,776
  Income taxes                                   47,451         40,227
  Dividends payable                              12,492         12,429
  Other current liabilities                     220,813        210,581
 ---------------------------------------------------------------------
   Total current liabilities                    616,225        578,397
 ---------------------------------------------------------------------
 Long-term debt                                 556,136        594,747
 Deferred income taxes                           99,696         95,702
 Insurance liabilities                           55,567         53,960
 Retirement plan liabilities                     92,872         97,586
 Other liabilities                               49,999         54,483
 Liabilities associated with assets
  held for sale                                      --            691
 ---------------------------------------------------------------------
   Total liabilities                          1,470,495      1,475,566
 ---------------------------------------------------------------------

 STOCKHOLDERS' EQUITY
 Common stock                                    85,145         84,889
 Additional paid-in capital                     149,311        139,532
 Accumulated other comprehensive expense       (164,778)      (127,491)
 Retained earnings                            1,460,457      1,420,637
 Treasury stock                                (603,271)      (603,377)
 Unearned stock-based compensation               (1,601)            --
 ---------------------------------------------------------------------
   Total stockholders' equity                   925,263        914,190
 ---------------------------------------------------------------------
   Total liabilities and
    stockholders' equity                    $ 2,395,758    $ 2,389,756
 =====================================================================

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                              Three Months Ended     Six Months Ended
                                    June 30               June 30
 (In thousands)                 2005      2004        2005       2004
 =====================================================================
 Cash flows from operating
 activities:
  Net income                 $ 41,739  $ 30,745   $  64,794  $  47,669
  Adjustments to reconcile
   net income to net cash
   provided (used) by
   operating activities:
    Depreciation               48,703    44,430      97,463     88,401
    Amortization                  610       637       1,270      1,189
    Equity in income of
     unconsolidated entities,
     net                          (42)      (74)       (120)      (171)
    Dividends or distributions
     from unconsolidated
     entities                      --        88          --        544
    Other, net                    760     2,648       4,578      5,770
    Changes in assets and
     liabilities, net of
     acquisitions and
     dispositions of
     businesses:
      Accounts receivable     (16,409)  (35,525)     (7,280)   (56,854)
      Inventories             (16,843)  (11,096)    (49,476)   (26,686)
      Accounts payable          2,090    15,030       2,683     11,606
      Accrued interest
       payable                  8,803     8,008      14,177     13,285
      Accrued compensation      5,824     5,661      (7,689)     2,096
      Other assets and
       liabilities             11,108     4,030      14,086     10,109
 ---------------------------------------------------------------------
    Net cash provided by
     operating activities      86,343    64,582     134,486     96,958
 =====================================================================
 Cash flows from investing
 activities:
  Purchases of property,
   plant and equipment        (77,476)  (52,617)   (135,777)   (99,156)
  Purchase of businesses,
   net of cash acquired        (8,147)   (4,730)     (8,147)    (5,165)
  Proceeds from sales
   of assets                   14,138       930      14,496      2,748
 ---------------------------------------------------------------------
    Net cash used by
     investing activities     (71,485)  (56,417)   (129,428)  (101,573)
 =====================================================================
 Cash flows from financing
 activities:
  Short-term borrowings, net   29,314       167      55,223      2,339
  Current maturities and
   long-term debt:
    Additions                  44,541    57,217      69,062     99,004
    Reductions (including
     reclassifications to
     short-term borrowings)   (51,599)  (61,439)    (93,351)   (85,910)
  Cash dividends paid on
   common stock               (12,477)  (11,271)    (24,911)   (22,518)
  Common stock issued-options   1,662     4,482       6,071      7,975
  Other financing activities   (1,160)   (2,511)     (3,503)    (2,596)
 ---------------------------------------------------------------------
    Net cash provided (used)
     by financing activities   10,281   (13,355)      8,591     (1,706)
 =====================================================================
 Effect of exchange rate
  changes on cash              (3,993)   (2,121)     (8,191)    (2,355)
 ---------------------------------------------------------------------
 Net increase (decrease) in
  cash and cash equivalents    21,146    (7,311)      5,458     (8,676)

 Cash and cash equivalents
  at beginning of period       78,405    78,845      94,093     80,210
 ---------------------------------------------------------------------
 Cash and cash equivalents
  at end of period           $ 99,551  $ 71,534   $  99,551  $  71,534
 =====================================================================

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                           Three Months Ended      Three Months Ended
                              June 30, 2005          June 30, 2004

                                       Operating
                                        Income                Operating
                             Sales      (loss)       Sales      Income
 ---------------------------------------------------------------------
 Mill Services Segment    $  271,286   $ 33,404   $  242,249  $ 24,849

 Access Services Segment     206,597     21,253      183,127    14,322

 Gas Technologies Segment     90,034      3,630       82,954     5,266

 Engineered Products
  & Services ("all other")
  Category                   128,230     18,280      109,247    13,177

 General Corporate            --         (2,065)      --             1
 ---------------------------------------------------------------------
 Consolidated Totals      $  696,147   $ 74,502   $  617,577  $ 57,615
 =====================================================================

                             Six Months Ended      Six Months Ended
                               June 30, 2005         June 30, 2004

                                      Operating              Operating
                                        Income                 Income
                             Sales      (loss)       Sales     (loss)
 ---------------------------------------------------------------------
 Mill Services Segment    $  539,921   $ 60,405   $  478,542   $50,099

 Access Services Segment     390,174     30,619      340,934    17,722

 Gas Technologies Segment    172,168      5,728      160,516     8,354

 Engineered Products
  & Services ("all other")
  Category                   233,945     27,311      193,858    19,340

 General Corporate            --         (2,284)      --          (944)
 ---------------------------------------------------------------------
 Consolidated Totals      $1,336,208   $121,779   $1,173,850   $94,571
 =====================================================================

The Harsco Corporation logo is available at: http://media.primezone.com/prs/single/?pkgid=361

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
          717-730-3683
          kjulian@harsco.com

          Investor Contact
          Eugene M. Truett
          717-975-5677
          etruett@harsco.com